Exhibit (2)(a)(2)

MLP STRATEGY INCOME FUND INC.

ARTICLES OF AMENDMENT

MLP Strategy Income Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

MLP Strategy Fund Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested by its Assistant Secretary this 14th day of May, 2007.

ATTEST:		MLP STRATEGY INCOME FUND INC.

By:	/s/ Colleen R. Rusch	By:	/s/ Justin C. Ferri

Name:	Colleen R. Rusch	Name:	Justin C. Ferri
Title:	Assistant Secretary	Title:	Vice President